Exhibit 12.01

                                  HSBC USA Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

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Year Ended December 31                                                      2005         2004         2003         2002         2001
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
Excluding interest on deposits:

Income before cumulative effect of accounting
  change ..........................................................     $    976     $  1,258     $    941     $    855     $    354
Applicable income tax expense .....................................          566          718          570          510          226
Less: Undistributed equity earnings ...............................           73           21            6            7            9
Fixed charges:
      Interest on:
         Borrowed funds ...........................................          276          132           91          232          337
         Long-term debt ...........................................        1,019          380          206          225          281
      One third of rents, net of income from subleases ............           19           19           17           17           18
                                                                        --------     --------     --------     --------     --------
Total fixed charges ...............................................        1,314          531          314          474          636
Earnings before taxes and cumulative effect of
  accounting change based on income and fixed
  charges .........................................................     $  2,783     $  2,486     $  1,819     $  1,832     $  1,207
                                                                        ========     ========     ========     ========     ========

Ratio of earnings to fixed charges ................................         2.12         4.68         5.79         3.86         1.90
                                                                        ========     ========     ========     ========     ========

Including interest on deposits:

Total fixed charges (as above) ....................................     $  1,314     $    531     $    314     $    474     $    636
Add: Interest on deposits .........................................        1,771          825          666          974        1,904
                                                                        --------     --------     --------     --------     --------
Total fixed charges and interest on deposits ......................     $  3,085     $  1,356     $    980     $  1,448     $  2,540
                                                                        ========     ========     ========     ========     ========

Earnings before taxes and cumulative effect of
  accounting change based on income and fixed
  charges (as above) ..............................................     $  2,783     $  2,486     $  1,819     $  1,832     $  1,207
Add: Interest on deposits .........................................        1,771          825          666          974        1,904
                                                                        --------     --------     --------     --------     --------
Total .............................................................     $  4,554     $  3,311     $  2,485     $  2,806     $  3,111
                                                                        ========     ========     ========     ========     ========

Ratio of earnings to fixed charges ................................         1.48         2.44         2.54         1.94         1.22
                                                                        ========     ========     ========     ========     ========
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